Exhibit 99.1

Earnings Release

ALTICE USA REPORTS SECOND QUARTER 2020 RESULTS
NEW YORK (July 30, 2020) - Altice USA (NYSE: ATUS) today reports results for the second quarter ended June 30, 2020.
Dexter Goei, Altice USA Chief Executive Officer, said: “I am very proud of the Altice USA team for delivering such an exceptional quarter while navigating the challenges presented by the pandemic. Our core cable business performed extremely well, and we remain committed to serving our broader community with the connectivity and news they need during this unprecedented time. For the second consecutive quarter, we delivered best-ever customer net additions, driven by organic broadband growth, and increased revenue, net income and Adjusted EBITDA year-over-year. We saw resilience in our Business Services segment, where we grew revenue more than two percent, and began to see a recovery in our News and Advertising business as we exited the quarter. While the pandemic continues to pose some uncertainty in the back half of the year, we are encouraged by the strength and resilience of our business, and by the opportunity set presented. We are, therefore, reinstating guidance for full-year revenue and EBITDA growth. Lastly, we announced the sale of a minority stake in our Lightpath fiber enterprise business, valuing the business at 14.6x 2019 Adjusted EBITDA(1), and closed our acquisition of Service Electric of New Jersey on-schedule, demonstrating our ability to create value through M&A."
Key Financial Highlights
•Total Revenue grew +1.0% YoY in Q2 2020 to $2.47 billion, driven by Broadband revenue growth of +14.2% YoY. Residential revenue grew +0.8% YoY, Business Services grew +2.2% YoY, and News and Advertising revenue declined -15.6% YoY.
•Net income attributable to stockholders was $111 million for Q2 2020, or $0.19/share (compared to a net income of $86 million, or $0.13/share, in Q2 2019).
•Adjusted EBITDA(2) increased +2.5% YoY in Q2 2020 to $1.11 billion with a margin of 44.7% (growth of +3.7% YoY and a margin of 45.8% ex-mobile(2)).
•Cash capex of $229 million in Q2 2020 represented 9.2% of revenue, down -27.8% YoY partly due to delayed permitting in the company’s FTTH rollout.
•Operating Free Cash Flow(2) for Q2 2020 increased +15.1% YoY to $877 million, primarily reflecting lower capital spending on a YoY basis.
•Free Cash Flow(2) of $707 million in Q2 2020 increased +49.8% YoY.
•Share repurchases were approximately $631 million in total in Q2 2020 and $1.4 billion year-to-date.
•FY 2020 Outlook Update: The company is reinstating guidance for revenue (ex-mobile) and Adjusted EBITDA growth for 2020, and maintains guidance for capex of less than $1.3 billion for the year. The company retains its year-end leverage target of 4.5-5.0x (L2QA net debt to Adjusted EBITDA) for its CSC Holdings, LLC debt silo excluding Lightpath (Lightpath will be financed independently with its own debt silo following the completion of the sale of the minority stake) and continues to expect to complete $1.7 billion in share repurchases in 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
($k)	2020	2019	2020	2019
Revenue	$2,474,979	$2,451,081	$4,925,235	$4,847,648
Net income attributable to Altice USA, Inc. stockholders	111,264	86,367	110,406	61,368
Adjusted EBITDA(2)	1,105,785	1,079,163	2,137,164	2,112,103
Capital Expenditures (cash)	228,723	316,867	527,805	657,253

(1)These multiples are being provided to provide context for the purchase price for the stake being sold and are based on Adjusted EBITDA and Operating Free Cash Flow for Lightpath, which are non-GAAP measures, and which have been prepared on a pro forma basis to reflect Lightpath General and Administrative (G&A) expenses allocated in accordance with the agreement between the parties, as future G&A expenses at Lightpath are expected to be higher than historical allocations. As such, these non-GAAP measures cannot be reconciled to the nearest GAAP measure of Lightpath which are prepared on the historical basis of allocation.
(2)See “Reconciliation of Non-GAAP Measures” on page 6 of this release. Operating Free Cash Flow defined as Adjusted EBITDA less cash capital expenditures, and Free Cash Flow defined as net cash flows from operating activities less cash capital expenditures. Adjusted EBITDA growth of 3.7% and margin of 45.8% in Q2-20 exclude approximately $18.8m of losses related to Altice USA’s mobile business in the current period and $5.3m in Q2-19.

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Key Operational Highlights
•Total unique Residential customer relationships grew +1.8% YoY in Q2 2020, or +1.4% YoY adjusted to exclude customers greater than 90 days delinquent (“>90 days”) associated with the pandemic-related FCC Pledge and New Jersey Executive Order (“NJ Order”)(3). Residential revenue per customer relationship declined -0.4% YoY to $144.38 (vs. $145.02 in Q2 2019), although was broadly in line with the prior year adjusted for the customer impact of the FCC Pledge and NJ Order non-pays (-0.2% YoY to $144.66). Overall, Residential revenue grew +0.8% YoY in Q2 2020.
•Residential Broadband RGUs: reported best-ever quarterly net additions of +70k in Q2 2020 (vs. +13k in Q2 2019). Including the complimentary Altice Advantage Internet (AAI) customer net additions, residential broadband net additions were +79k in Q2 2020. Adjusted for FCC Pledge and NJ Order non-pays (and excluding AAI), residential broadband net additions would have been +53k in Q2 2020, which still represents the best-ever quarterly broadband RGUs performance for Altice USA.
•Residential Video RGUs: reported quarterly net losses of -35k in Q2 2020 (vs. -21k in Q2 2019). Adjusted for FCC Pledge and NJ Order non-pays, video net loss would have been a loss of -43k in Q2 2020.
•Business Services revenue grew +2.2% in Q2 2020 with growth in Enterprise & Carrier revenue growing +3.0% YoY and SMB revenue growing +1.7% YoY. Business Services saw recovery in SMB customer gross additions exiting the quarter. Similar to the Residential business, SMBs have seen an increase in demand for broadband speed upgrades, and enterprise customers are upgrading service to support remote work with managed services like secured Internet and conferencing solutions. The company's Enterprise & Carrier business continues to gain momentum in the education, government and healthcare verticals, driven by elevated connectivity needs during the pandemic. Altice USA continues to have success with its managed services suite of products including security, Smart WiFi, and hosted voice services for both SMB and mid-market enterprise customers.
•News and Advertising revenue decreased -15.6% in Q2 2020, driven mainly by a decline in national branded and linear advertising associated with the COVID-19 pandemic, but with some recovery in local and regional advertising as the quarter progressed. Cheddar traffic was up 72% in June (relative to February, prior to pandemic-related stay-at-home restrictions), and its user base was up 86% over the same timeframe given strong appetite for news flow in the current environment. News 12 viewership is up 16% in the same timeframe.
•Altice Mobile now has more than 140k mobile lines since the commercial launch in September 2019 (+34k net additions in Q2 2020, generating revenue of $19.9 million for the quarter), reaching 2.9% penetration of Altice USA's unique customer relationship base.
•Increased network usage and demand for higher broadband speeds during "stay-at-home" restrictions: In Q2 2020, the company saw an increase of 59% YoY in average data usage per customer to approximately 440 GB per month (approximately 550 GB per month for broadband-only customers). The pace of broadband speed upgrades remains elevated, up 40% year-over-year. The average

(3)Adjusted subscriber results remove 18k residential customer relationships (including 18k broadband subscribers, 8k video subscribers) at the end of Q2 2020 in accordance with the company’s ordinary disconnect policies of 90 days or more non-payment for customers who either opted into the FCC Pledge or were covered by the New Jersey Executive Order.

Earnings Release

broadband speeds taken by Altice USA’s customer base has now increased nearly threefold in the past three years to 242 Mbps at the end of Q2 2020. Approximately two-thirds of our Internet customers remain on plans delivering 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds. As one of the main drivers of increased data usage, Optimum video streaming increased 46% year-over-year.
•FTTH strategy and introduction of fiber double- and triple-play: In July 2020, Altice USA introduced its triple-play fiber offering, delivering symmetrical broadband speeds up to 1 Gigabit per second as well as video and voice services over its all-IP fiber-to-the-home (FTTH) network, further differentiating its product set and delivering against our long-term fiber strategy. At the end of Q2 2020, Altice USA covered approximately 900,000 homes with FTTH technology available for service. The company remains positive on the future of its FTTH deployment initiatives and confident in delivering both capex and opex efficiencies following the completion of its FTTH build.
•Expansion of 1 Gig broadband speed coverage: Ongoing network investment and the continued deployment of cable DOCSIS 3.1 and fiber technologies have enabled the company to make available 1 Gig broadband service in more than 75% of Altice USA's footprint. In Q2 2020, 1 Gig sell-in to new customers increased to 24% where 1 Gig services are available, up from 13% in Q1 2020. Less than 4% of the company’s total customer base currently take Gigabit speeds, representing a significant growth opportunity for the company.
•Increase in new-builds: Altice USA has been accelerating the pace of its network edge-outs, adding another 130,000 homes passed in the last-twelve-months (LTM) period ended Q2 2020, across its entire footprint. The company is seeing strong momentum in growing customer penetration, typically reaching approximately 40% within a year, and this remains a focus area for growth.
FY 2020 Outlook Update
In Q1 2020, the company temporarily withdrew revenue and Adjusted EBITDA guidance due to uncertainty from the ongoing COVID-19 pandemic. This quarter, the company is reinstating revenue and Adjusted EBITDA guidance given increased visibility into 2H 2020. For the full year 2020, the company now expects:
•Revenue (ex-mobile): Growth
•Adjusted EBITDA: Growth
•Capital expenditures: Less than $1.3 billion
•Year-end leverage target (ex Lightpath): 4.5x to 5.0x net debt / Adjusted EBITDA (L2QA basis)
•Share repurchase: $1.7 billion
Additional Highlights and Announcements
Agreement to Sell 49.99% of Lightpath Fiber Enterprise Business
On July 28, 2020, Altice USA agreed to sell 49.99% of its Lightpath fiber enterprise business to Morgan Stanley Infrastructure Partners (MSIP) for an implied enterprise value of $3.2 billion. This represents a multiple of 14.6x FY 2019 Adjusted EBITDA and an Operating Free Cash Flow (Adjusted EBITDA less capex) multiple of 25.7x(4). Altice USA will receive total gross cash proceeds of approximately $2.3 billion from the sale and related financing activity (net cash proceeds of approximately $1.1 billion after tax and initial debt repayment as described below). Altice USA will retain a 50.01% interest in Lightpath and maintain control of the company.
The introduction of MSIP as a strategic investor will support ongoing and new growth initiatives at Lightpath, improve operational performance and provide strategic and financial flexibility, enabling Lightpath to focus on the distinct opportunities for value creation and long-term growth.

(4)These multiples are being provided to provide context for the purchase price for the stake being sold and are based on Adjusted EBITDA and Operating Free Cash Flow for Lightpath, which are non-GAAP measures, and which have been prepared on a pro forma basis to reflect Lightpath General and Administrative (G&A) expenses allocated in accordance with the agreement between the parties, as future G&A expenses at Lightpath are expected to be higher than historical allocations. As such, these non-GAAP measures cannot be reconciled to the nearest GAAP measure of Lightpath which are prepared on the historical basis of allocation.

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The transaction is currently expected to close in Q4 2020 following customary regulatory approvals. Upon closing, Lightpath will be financed independently outside of the CSC Holdings, LLC debt silo. A portion of the net proceeds after tax are expected to be used by Altice USA to repay debt such that the transaction is at least leverage-neutral to CSC Holdings, LLC.
Acquisition of Service Electric Cable T.V. of New Jersey, Inc
On July 14, 2020, Altice USA closed the previously announced acquisition of regional cable operator Service Electric Cable T.V. of New Jersey, Inc., adding approximately 30k unique customer relationships to its subscriber base. With this acquisition, Altice USA extends its footprint into neighboring communities in New Jersey to provide its high-quality broadband, video, mobile, and news offerings to thousands of additional homes and businesses.
Successful $1.7 Billion Refinancing
On June 2, 2020, Altice USA’s wholly-owned subsidiary CSC Holdings, LLC, priced new $1,100m of 10.5 year Guaranteed Notes at 4.125% – the lowest-ever coupon achieved by Altice USA – and new $625m of 10.5 year Senior Notes at 4.625%, to refinance existing indebtedness. Net proceeds, together with cash on the balance sheet, were used on July 15, 2020, to redeem the existing 5.375% Guaranteed Notes due 2023 and 7.750% Senior Notes due 2025 and pay fees, costs and expenses associated with these transactions.
Share Repurchases
For the three months ended June 30, 2020, Altice USA repurchased an aggregate of 25.7 million shares for a total purchase price of approximately $631 million, at an average price of $24.52. As of June 30, 2020, Altice USA had 579,790,385 combined Class A and Class B shares outstanding.
Balance Sheet Review
For the quarter ended June 30, 2020:
•Net debt at the end of Q2 2020 was $22.593 billion on a reported basis(5), and $22.631 billion pro forma for the refinancing of our 5.375% Guaranteed notes due July 2023 and 7.75% Senior notes due July 2025. Net debt decreased $1 million from the end of the first quarter 2020, reflecting free cash flow generation in Q2, offsetting cash spent on share repurchases. This represents consolidated L2QA (last two quarters annualized) net leverage of 5.3x on a reported basis at the end of Q2 2020 (5.3x LTM). There are no bond maturities above $1.0 billion until 2025 (with no bond maturities in 2020) with 82% of debt at fixed rates on a pro forma basis. Pro forma for the July 15 redemptions, the company also had approximately $2.5 billion of liquidity at the end of Q2, consisting of an undrawn revolving credit facility and cash on balance sheet. Pro forma for recent refinancing activities, Altice USA’s pro forma weighted average cost of debt was reduced from 5.6% at the end of the first quarter to 5.4% and the weighted average life was increased to 6.5 years.

(5)Net debt, defined as debt less cash, and excluding finance leases and other notes.

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Altice USA Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Broadband	$920,363	$806,250	$1,805,892	$1,581,823
Video	952,526	1,018,426	1,899,587	2,035,756
Telephony	117,322	150,232	242,352	304,696
Business services and wholesale	365,564	357,806	730,094	708,495
News and Advertising	96,631	114,450	202,171	209,188
Mobile	19,866	—	38,222	—
Other	2,707	3,917	6,917	7,690
Total revenue	2,474,979	2,451,081	4,925,235	4,847,648
Operating expenses:
Programming and other direct costs	860,875	818,994	1,725,389	1,631,979
Other operating expenses	542,637	569,459	1,124,946	1,133,891
Restructuring and other expense	40,966	11,465	48,260	26,709
Depreciation and amortization (including impairments)	521,794	568,620	1,069,363	1,130,048
Operating income	508,707	482,543	957,277	925,021
Other income (expense):
Interest expense, net	(350,874)	(380,613)	(714,426)	(767,077)
Gain (loss) on investments and sale of affiliate interests, net	197,597	103,146	(257,876)	357,871
Gain (loss) on derivative contracts, net	(152,061)	(49,624)	287,800	(226,653)
Loss on interest rate swap contracts	(33,735)	(26,900)	(88,567)	(50,572)
Loss on extinguishment of debt and write-off of deferred financing costs	—	(1,194)	—	(159,096)
Other income, net	669	212	1,592	292
Income before income taxes	170,303	127,570	185,800	79,786
Income tax expense	(58,826)	(41,160)	(75,861)	(18,574)
Net income	111,477	86,410	109,939	61,212
Net loss (income) attributable to noncontrolling interests	(213)	(43)	467	156
Net income attributable to Altice USA stockholders	$111,264	$86,367	$110,406	$61,368
Basic net income per share	$0.19	$0.13	$0.18	$0.09
Diluted net income per share	$0.19	$0.13	$0.18	$0.09

Basic weighted average common shares	587,587	668,031	604,500	681,703
Diluted weighted average common shares	589,466	668,648	606,597	682,014

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Reconciliation of Non-GAAP Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net income	$111,477	$86,410	$109,939	$61,212
Income tax expense	58,826	41,160	75,861	18,574
Other income, net	(669)	(212)	(1,592)	(292)
Loss on interest rate swap contracts, net	33,735	26,900	88,567	50,572
Loss (gain) on derivative contracts, net	152,061	49,624	(287,800)	226,653
Loss (gain) on investments and sales of affiliate interests, net	(197,597)	(103,146)	257,876	(357,871)
Loss on extinguishment of debt and write-off of deferred financing costs	—	1,194	—	159,096
Interest expense, net	350,874	380,613	714,426	767,077
Depreciation and amortization (including impairments)	521,794	568,620	1,069,363	1,130,048
Restructuring and other expense	40,966	11,465	48,260	26,709
Share-based compensation	34,318	16,535	62,264	30,325
Adjusted EBITDA	$1,105,785	$1,079,163	$2,137,164	$2,112,103
Capital Expenditures (cash)	228,723	316,867	527,805	657,253
Operating Free Cash Flow	$877,062	$762,296	$1,609,359	$1,454,850

Net cash flows from operating activities	$935,976	$788,970	$1,529,541	$1,292,964
Capital Expenditures (cash)	228,723	316,867	527,805	657,253
Free Cash Flow	$707,253	$472,103	$1,001,736	$635,711

Earnings Release

Customer Metrics(9)(10) (in thousands, except per customer amounts)
	Q1-19	Q2-19	Q3-19	Q4-19	FY-19	Q1-20	Q2-20
Homes passed(6)	8,724.0	8,750.4	8,769.1	8,818.6	8,818.6	8,834.8	8,880.1
Residential	4,539.8	4,538.9	4,538.6	4,533.3	4,533.3	4,568.4	4,621.4
SMB	382.4	384.4	384.4	383.1	383.1	381.7	375.7
Total Unique Customer Relationships(7)	4,922.2	4,923.2	4,922.9	4,916.3	4,916.3	4,950.1	4,997.1
Residential Customers:
Broadband	4,152.3	4,165.4	4,180.3	4,187.3	4,187.3	4,237.4	4,307.8
Video	3,276.1	3,255.3	3,223.4	3,179.2	3,179.2	3,137.5	3,102.9
Telephony	2,510.1	2,485.8	2,446.6	2,398.8	2,398.8	2,359.8	2,337.1
Residential ARPU ($)(8)	143.33	145.02	143.63	142.65	143.98	143.39	144.38

(1)
(6)Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the broadband network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our broadband network. Broadband services were not available to approximately 30 homes passed and telephony services were not available to approximately 500 homes passed. Customer metrics as of June 30 and March 31, 2020 include approximately 18,700 and 17 customers, respectively, that have not been disconnected pursuant to the FCC Pledge that the Company made in response to the COVID-19 pandemic, however the metrics exclude approximately 17,800 and 9,300 new customers, respectively, with students in the household that are receiving broadband services for free until the end of the 2019-20 school year. See further details below.
(7)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. With the exception of free Altice Advantage customers, free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(8)ARPU calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period.
(9)Customer metrics do not include Altice Mobile customers.
(10)Customer metrics for the 2020 periods include customers that have not been disconnected pursuant to the FCC Pledge that the Company made in response to the COVID-19 pandemic and customers that have not been disconnected pursuant to the New Jersey Executive Order No. 126 ("NJ Order") enacted in April 2020 that protects New Jersey residents from disconnection of internet and voice services for non-payment. However, the metrics exclude new customers with students in the household that are receiving broadband services for free until the end of the 2019-20 school year ("Altice Advantage"). As of June 30, 2020, an aggregate of approximately 54,800 Residential customers (24,900 Pledge, 29,900 NJ Order) with past-due account balances requested protection pursuant to the FCC Pledge or are protected pursuant to the NJ Order. The following table provides details of these COVID-19 related offers and programs:

Q2-20 Residential Subscriber Detail
Subscribers (000s)	Customers	Broadband	Video	Phone
Net additions	53.0	70.4	(34.6)	(22.7)
Net additions less: FCC Pledge non-pay	(10.1)	(9.9)	(7.6)	(5.5)
Net additions less: NJ Order non-pay	(8.0)	(7.9)	(0.3)	(3.5)
Net additions adjusted for FCC and NJ non-pays	34.9	52.6	(42.6)	(31.6)

Altice Advantage Detail	(000s)	Comments
Total Altice Advantage customers, Q2	17.8	Excluded in reported customer count
Paying former Altice Advantage, Q2	2.7	Included in reported customer count
Of which: broadband speed up-tiering	1.9	Included in broadband customers
Of which: additional product	0.8	Included in video and/or voice customers

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Consolidated Net Debt as of June 30, 2020(11)

Altice USA (CSC Holdings) In $m	Principal Amount	Pro Forma Principal Amount	Coupon / Margin	Maturity
Guaranteed Notes	1,096	—	5.375%	2023
Guaranteed Notes	1,000	1,000	6.625%	2025
Guaranteed Notes	1,499	1,499	5.500%	2026
Guaranteed Notes	1,310	1,310	5.500%	2027
Guaranteed Notes	1,000	1,000	5.375%	2028
Guaranteed Notes	1,750	1,750	6.500%	2029
Guaranteed Notes	1,100	1,100	4.125%	2030
Senior Notes	1,000	1,000	6.750%	2021
Senior Notes	649	649	5.875%	2022
Senior Notes	750	750	5.250%	2024
Senior Notes	1,684	1,684	10.875%	2025
Senior Notes	618	—	7.750%	2025
Senior Notes	1,046	1,046	7.500%	2028
Senior Notes	2,250	2,250	5.750%	2030
Senior Notes	625	625	4.625%	2030
Legacy unexchanged Cequel Notes	6	4
Term Loan	2,910	2,910	L+2.250%	2025
Term Loan B-3	1,259	1,259	L+2.250%	2026
Term Loan B-5	2,993	2,993	L+2.500%	2027
Drawn RCF	—	—	L+2.250%	2021,2024
Gross Debt Consolidated	24,545	22,829
Finance leases and other notes	256	256
Total Debt	24,801	23,085
Total Cash	(1,952)	(198)
Net Debt	22,849	22,887
Undrawn RCF	2,333	2,333
WACD (%)	5.5%	5.4%

(11)
(11)Pro forma for new $1.1bn senior guaranteed notes and $625m senior notes issued in June 2020 used to repay the $1.1bn CSC Holdings’ senior notes due 2023 and the $620m CSC Holdings' senior notes due 2025, as well as interest and premiums paid on redemption of these notes.

Earnings Release

Net Leverage Schedules as of June 30, 2020 ($m)

Actual
Gross Debt Consolidated(12)	$24,545
Cash	(1,952)
Net Debt Consolidated	$22,593
LTM EBITDA	$4,290.5
L2QA EBITDA	$4,274.3
Net Leverage (LTM)	5.3x
Net Leverage (L2QA)	5.3x

Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,341
Unamortized Financing Costs	88
Fair Value Adjustments	116
Gross Debt Consolidated	24,545
Finance leases and other notes	256
Total Debt	24,801
Cash	(1,952)
Net Debt	$22,849

(12)Principal amount of debt excluding finance leases and other notes.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the heading "FY 2020 Outlook Update". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; our ability to consummate the Lightpath transaction and achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.